Exhibit 23.5

                    Consent of Robert A. Stanger & Co., Inc.


We hereby consent to the references to our firm under "The Merger -- Fairness Opinion from Stanger" in the Information Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                               /s/ ROBERT A. STANGER & CO., INC.


March 7, 2002
Shrewsbury, New Jersey